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                                                                    EXHIBIT 23.1

                   Consent of Independent Public Accountants


Board of Directors
Koo Koo Roo Enterprises, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Koo Koo Roo Enterprises, Inc. of our report dated March 5, 1998, relating to the consolidated balance sheets of Koo Koo Roo Enterprises, Inc. (formerly known as Family Restaurants, Inc.) and subsidiaries as of December 28, 1997 and December 29, 1996 and the related consolidated statements of operations, common stockholders' equity (deficit) and cash flows for the years ended December 28, 1997, December 29, 1996 and December 31, 1995 and the related financial statement schedule, which report appears in the December 28, 1997, annual report of Form 10-K of Koo Koo Roo Enterprises, Inc.


                                             /s/ KPMG Peat Marwick LLP

Orange County, California
November 9, 1998